Exhibit 99.1

GARRETT MOTION FILES COMPLAINT AGAINST HONEYWELL IN ASBESTOS INDEMNITY SUIT

104-Page Filing Details How Honeywell Foisted Its Legacy Asbestos Liabilities Upon Garrett Through An

Unenforceable 30-Year Indemnification Agreement

ROLLE, Switzerland – January, 16, 2020 – Garrett Motion Inc. (NYSE: GTX) today filed the complaint in its lawsuit, initiated on Dec. 2, 2019, against Honeywell International Inc. (NYSE: HON), related entities and certain affiliated individuals in the Supreme Court of the State of New York.

The complaint details how Honeywell and its executives, and not Garrett’s current management, devised Garrett’s spinoff to offload Honeywell’s more than $1 billion legacy Bendix asbestos liability, while saddling Garrett with unconscionable and illegal covenants that unnecessarily limit its ability to control its long term future. Garrett’s complaint includes the following assertions:

1.

Top Honeywell executives devised Garrett’s spinoff to offload the financial burdens of its asbestos liabilities. In October 2018, Honeywell spun off what remained of its Transportation Systems business, primarily a turbocharger business, into what is now Garrett Motion. Garrett’s lawsuit arises from Honeywell’s unilateral imposition of a 30-year Indemnification Agreement as part of that spin. This agreement requires Garrett to compensate Honeywell for payments made to resolve Honeywell’s asbestos liabilities arising from Honeywell’s legacy Bendix automotive brake business. That brake business is completely unrelated to Garrett’s turbocharger business.

2.

Honeywell did not negotiate the one-sided Indemnification Agreement with Garrett. Because no rational company would ever voluntarily agree to the egregious terms of the Indemnification Agreement, Honeywell installed one of its own in-house lawyers prior to the spinoff as Garrett’s president and sole director for the purpose of forcing these unconscionable terms on Garrett. In addition, Garrett did not have independent legal representation during the spinoff process: Honeywell retained the same lawyers to represent both Honeywell and Garrett in connection with the spinoff. The lawyers blindly acceded to Honeywell’s wishes, regardless of the best interest of their other client, Garrett.

3.

The Indemnification Agreement violates New York law. The Indemnification Agreement purports to illegally require Garrett to indemnify Honeywell for punitive damages, which are meant to punish Honeywell, including for its reckless disregard of the dangers of asbestos. Under New York law, Garrett cannot be required to indemnify Honeywell for any amount attributable to punitive damages or Honeywell’s own intentional misconduct, as well as attorneys’ fees and related costs incurred in defending against or settling such claims.

4.

Honeywell incorporated onerous and unlawful covenants into the Indemnification Agreement that were uniquely designed to give Honeywell a veto over Garrett’s key corporate decisions for 30 years. These covenants hobbled Garrett’s ability, as an independent, publicly traded company, to refinance its debt and engage in corporate transactions, including mergers and acquisitions, that would benefit Garrett and its shareholders. As detailed in the complaint, Garrett has no right to prepay Honeywell, as it would a lender, which leaves Honeywell with control over these decisions by Garrett for 30 years regardless of Garrett’s circumstances. The complaint describes how such extensive and long-lasting control by Honeywell over Garrett’s affairs has no legitimate basis and is unlawful.

5.

Honeywell is not entitled to indemnification, and has breached the Indemnification Agreement it wrote for itself. Honeywell denied many of Garrett’s requests for information concerning the liability for which it is indemnifying Honeywell, despite Garrett’s right to this information and its attempts for more than a year to obtain it. Honeywell has also failed to establish its right to indemnity for each and every asbestos settlement of the thousands for which it seeks indemnification. Moreover, Honeywell has not allocated between indemnifiable amounts and non-indemnifiable amounts, including punitive damages or intentional misconduct.

For more than a year since its spinoff, Garrett has attempted to resolve these critical governance and financial issues amicably with Honeywell. After repeated, but unsuccessful discussions with Honeywell, Garrett believes it has no alternative but to turn to the Court for relief. Garrett intends to vigorously pursue its claims.

During its negotiations, Honeywell has continued to force Garrett to pay Honeywell’s asbestos labilities, including amounts paid to settle punitive damages exposure and Honeywell’s wrongful conduct, both of which are not permitted under New York law, under the threat of improperly triggering a cascade of defaults under Garrett’s financial indebtedness. Despite asserting that Honeywell’s agreement is unlawful and unenforceable, Garrett has continued to comply with its terms, including making timely quarterly indemnity payments under protest. Garrett’s exposure remains capped at $175 million annually throughout the agreement.

Garrett’s lawsuit, initiated through a Summons with Notice filed on Dec. 2, 2019, seeks compensatory damages, rescission of the Indemnification Agreement, as well as other relief from the Court. The complaint can be read here.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of fact, that address activities, events or developments that we or our management intend, expect, project, believe or anticipate will or may occur in the future are forward-looking statements including without limitation our statements regarding our plans to pursue litigation against Honeywell. Although we believe forward-looking statements are based upon reasonable assumptions, such statements involve known and unknown risks, uncertainties, and other factors, which may cause the actual results or performance of the company to be materially different from any future results or performance expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to those described in our annual report on Form 10-K for the year ended December 31, 2018, as well as our other filings with the Securities and Exchange Commission, under the headings “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this document. Forward-looking statements are not guarantees of future performance, and actual results, developments and business decisions may differ from those envisaged by our forward-looking statements.

About Garrett Motion Inc.

Garrett Motion is a differentiated technology leader, serving customers worldwide for more than 65 years with passenger vehicle, commercial vehicle, aftermarket replacement and performance enhancement solutions. Garrett’s cutting-edge technology enables vehicles to become safer, and more connected, efficient and environmentally friendly. Our portfolio of turbocharging, electric boosting and automotive software solutions empowers the transportation industry to redefine and further advance motion. For more information, please visit www.garrettmotion.com.

Contacts

Media	Investor Relations
Mike Stoller	Paul Blalock
+1 734 392-5525	+1 862 812-5013
michael.stoller@garrettmotion.com	paul.blalock@garrettmotion.com

Michael Cimini
+1 973 216-3986
Michael.Cimini@garrettmotion.com